Filed pursuant to Rule 424(b)(3) and 424(c)

Registration Statement No. 333-178309

Prospectus Supplement No. 3

SUBSCRIPTION RIGHTS TO PURCHASE

UNITS CONSISTING OF AN AGGREGATE OF 1,200,000 SHARES OF

12% REDEEMABLE SERIES J PREFERRED STOCK AND 14,248,741 WARRANTS, EACH TO PURCHASE ONE SHARE OF COMMON STOCK AT A PRICE OF $0.51 PER SHARE

AT $0.65 PER UNIT

This Prospectus Supplement No. 3 (the “Prospectus Supplement”) amends our prospectus dated July 24, 2012, as previously supplemented (the “Prospectus”). The Prospectus relates to our distribution, at no charge, to holders of our common stock at the close of business on July 23, 2012 one transferable subscription right for every one share of common stock owned as of that date to purchase an aggregate of approximately 46,163,685 units consisting of 1,200,000 shares of our 12% Redeemable Series J preferred stock and 14,248,741 of our common stock warrants for an aggregate purchase price of up to $30 million.

This Prospectus Supplement is being filed to incorporate into and to include in the Prospectus the information set forth in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on August 15, 2012, which is attached hereto. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our common stock is currently traded on the Nasdaq Global Select Market, under the symbol “MOTR.” As of August 14, 2012, the closing sale price of our common stock was $0.51 per share.

Investing in our securities involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 25 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 15, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2012

Motricity, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34781	20-1059798
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

601 108th Avenue Northeast

Suite 900

Bellevue, WA 98004

(Address of Principal Executive Offices, including Zip Code)

(425) 957-6200

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Items.

On August 15, 2012, the Company issued a press release announcing that it plans to modify its ongoing rights offering and suspend the rights offering pending such modification.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Note Regarding Forward-Looking Statements. Except for historical information contained in this Form 8-K and the press release attached as an exhibit hereto, this Form 8-K and the press release contain forward-looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. Please refer to the cautionary note in the press release regarding these forward-looking statements.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release, August 15, 2012, issued by Motricity, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTRICITY, INC. (Registrant)

August 15, 2012	By:	/s/ James R. Smith, Jr.
(Date)		James R. Smith, Jr. Interim Chief Executive Officer

Exhibit 99.1

Motricity Plans to Modify its Rights Offering

The Company suspends rights offering pending modification

Bellevue, WA – August 15, 2012 – Motricity, Inc. (Nasdaq: MOTR) today announced that it has determined that it is advisable and in the best interests of the Company (taking into account, among other things, stockholder comments and tax considerations) to modify the composition of the units in its ongoing rights offering, which was commenced on July 23, 2012 and scheduled to expire at 5:00 pm Eastern Time on August 17, 2012 (“Rights Offering”). The Company has suspended the Rights Offering and has requested NASDAQ to suspend the trading of the rights issued in the Rights Offering, which have been trading on the NASDAQ Global Select Market under the symbol “MOTRR”. No exercise of rights issued in the Rights Offering will be accepted. Any subscription payments received by the Company in connection with the Rights Offering will be refunded without interest or penalty.

The Company plans to resume the Rights Offering after the units to be sold in the Rights Offering have been modified and a registration statement describing such modification has been filed with the Securities and Exchange Commission and declared effective.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company. Any such offer, if made, will be made pursuant to a prospectus included in a registration statement filed with and declared effective by the SEC.

About Motricity

Motricity empowers mobile operators, brands and advertising agencies to maximize the reach and economic potential of the mobile ecosystem through the delivery of relevance-driven merchandising, marketing and advertising solutions. Motricity leverages advanced predictive analytics capabilities to deliver the right content, to the right person at the right time. Motricity provides their entire suite of mobile data service solutions through one, integrated, highly scalable managed service platform. Motricity’s unique combination of technology, expertise and go-to-market approach delivers return-on-investment for its mobile operator, brand and advertising agency customers. For more information, visit www.motricity.com.

Safe Harbor and Forward-Looking Statements

Statements made in this release that express Motricity’s or its management’s intentions, indications, beliefs, expectations, guidance, estimates, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, statements about Motricity’s plans to resume the Rights Offering. These statements represent beliefs and expectations only as of the date of this press release and are subject to certain risks and uncertainties that may cause the Company’s actual results to differ materially from those discussed in a forward looking statement. For example, the Company cannot assure that a registration statement will be filed with or declared effective by the SEC, that it will resume the Rights Offering on a timely basis, if at all, or that the Rights Offering, if resumed, will be successful. The Company may elect to update forward-looking statements but it expressly disclaims any obligation to do so, even if its beliefs and expectations change.

Investor and Media Contact:

Alex Wellins

The Blueshirt Group

(415) 217-5861

alex@blueshirtgroup.com